Exhibit(h)(2)

                             DISTRIBUTION AGREEMENT

                                      Among

                CLAYMORE SECURITIES, INC., GABELLI FUNDS, LLC and
                        GABELLI DIVIDEND AND INCOME FUND


         DISTRIBUTION AGREEMENT (this "Agreement"), dated as of October , 2003, between Claymore Securities, Inc., a Kansas corporation ("Claymore"), Gabelli Funds, LLC, a New York limited liability company ("Gabelli") and, solely with respect to Section 6, Gabelli Dividend and Income Fund, a Delaware statutory trust (the "Fund").

         WHEREAS, Gabelli wishes to sponsor the Fund, a syndicated, leveraged closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), that will invest primarily in equity securities;

         WHEREAS, Gabelli has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form N-2 covering the registration of shares of the Fund's common stock under the Securities Act of 1933, as amended (the "1933 Act"), including the related preliminary prospectus or prospectuses, and a notification on Form N-8A of registration of the Fund as an investment company under the 1940 Act (such registration statement and any other registration statement filed with the Commission under the 1933 Act and the 1940 Act with respect to an initial public offering ("IPO") by the Fund, as the same may from time to time be amended or supplemented, and including any information incorporated by reference therein, being referred to herein as the "Registration Statement"; said Registration Statement will include the final prospectus in the form first furnished to the underwriters for use in connection with an IPO by the Fund, as the same may from time to time be amended or supplemented, and including any information incorporated by reference therein, being referred to herein as the "Prospectus");

         WHEREAS, Gabelli wishes to retain Claymore to provide certain marketing and investor servicing with respect to the offering and operation of the Fund as set forth herein; and

         WHEREAS, Gabelli, or its affiliate shall be the Fund's investment adviser pursuant to an agreement between it and the Fund in accordance with the requirements of the 1940 Act.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Claymore shall perform the following services with respect to the Fund and as compensation therefore shall receive the fees indicated below:

                  Claymore shall provide distribution assistance and other duties to Gabelli with respect to the Fund including (i) assist in the review of sales and marketing materials to be made available to the Fund's shareholders to assure compliance with applicable laws, rules and regulations and
                  (ii) conduct roadshow presentations and teleconference calls with branch offices of the various underwriting participants during the IPO.

                  As compensation for Claymore's services, Gabelli shall pay to Claymore a fee computed and paid monthly equal to % of the gross investment advisory fees collected by Gabelli/"net revenue" received by Gabelli from the Fund with respect to the IPO Assets (as defined herein) for a period of five (5) years. "Net revenue" for this purpose equals 80% of the amount of investment advisory fees collected by Gabelli with respect to the IPO assets. "IPO Assets" for this purpose means the net assets attributable to the Fund's common shares sold in the IPO, excluding (i) shares sold through Gabelli & Company, Inc. and the Citigroup/Smith Barney system and (ii) any assets attributable to leverage.

         2. The parties agree to use their best efforts to take all commercially reasonable actions necessary to effectuate the intent of this Agreement. Notwithstanding such, the parties agree that the withdrawal, abandonment or termination of the offering is in the sole discretion of Gabelli.

         3. The parties acknowledge that each will receive from the other certain information and written material. The parties agree that all such information provided to the other party, whether oral or written, shall be considered confidential and proprietary, unless (i) otherwise stated at the time of disclosure or (ii) such information is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives. The parties agree that confidential information shall not be used for the benefit of the other party, or for the benefit of any other person or entity, and shall not be disclosed to any other person, except (i) as expressly provided in this Agreement, (ii) as may be required under applicable law or
                  (iii) as requested by a court, government agency or regulatory body. Upon termination of the obligations hereunder, all confidential information shall be promptly returned unless otherwise agreed to by the parties, although copies may be retained. The parties agree that upon written receipt of confidential information they will undertake all reasonable and appropriate steps to ensure that the secrecy and confidentiality of the confidential information is maintained.

         4.       Claymore represents and warrants to Gabelli as follows:

                  (a) Claymore is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Kansas. Claymore has the corporate power and authority to execute this Agreement.

                  (b) Each of the execution and delivery by Claymore of this Agreement and the performance by Claymore of its obligations hereunder has been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of Claymore, or any provision of any indenture, agreement or other instrument to which Claymore is a party or by which any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

                  (c) This Agreement has been duly executed and delivered by Claymore and constitutes the legal, valid and binding obligations of Claymore, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditor's rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (d) Claymore holds all governmental and other licenses, permits, franchises and other authorizations necessary for the conduct of its business as proposed to be conducted herein, including all necessary registrations with respect to broker-dealer activities.

                  (e) Claymore is not authorized to make representations concerning the Fund or the shares of the Fund except those contained in the Prospectus and in such printed information subsequently issued by Gabelli or the Fund as information supplemental to such Prospectus.

         5.       Gabelli represents and warrants to Claymore as follows:

                  (a) Gabelli is a New York limited liability company, validly existing and in good standing under the laws of the State of New York. Gabelli has the power and authority to execute this Agreement.

                  (b) Each of the execution and delivery by Gabelli of this Agreement and the performance by Gabelli of its obligations hereunder has been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Formation and Operating Agreement of Gabelli, or any provision of any indenture, agreement or other instrument to which Gabelli is a party or by which any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

                  (c) This Agreement has been duly executed and delivered by Gabelli and constitutes the legal, valid and binding obligations of Gabelli, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditor's rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (d) Gabelli holds all governmental and other licenses, permits, franchises and other authorizations necessary for the conduct of its business as proposed to be conducted herein.

         6. The parties agree that their respective costs and expenses in connection with this Agreement shall be addressed as provided in this Section 6. In order for any cost or expense of a party to be properly shared or reimbursed in accordance with this Section 6, such cost or expense must have been reasonably and actually incurred (not merely accrued), must not be ineligible for reimbursement by the Fund under its declaration of trust and bylaws, the 1940 Act and any other applicable law or regulation, must be accurately accounted for and must be subject to review by the other party. For purposes of this Agreement, organizational and offering costs and expenses shall include those expenses of the Fund identified as such in any underwriting agreement relating to an IPO by the Fund, including out-of-pocket expenses of the underwriters (including reasonable fees and disbursements of counsel to the underwriters) required to be reimbursed in the event such underwriting agreement is terminated under certain circumstances specified therein. Claymore will be involved in assisting in the initial sale of the Common Shares of the Fund.

                  a. In the event that Gabelli determines to withdraw, abandon or terminate the IPO, the parties agree that each will be solely responsible for its own costs and expenses in connection with this Agreement and the Fund's offering. However, if the determination to withdraw, abandon or terminate the IPO is Gabelli's, and not based upon the determination of the Fund's principal underwriter, Gabelli will reimburse Claymore for its out of pocket expenses up to $50,000.

                  b. In the event that the Fund is created and successfully completes an IPO, the costs and expenses of each party shall be reimbursed as follows:

                  A reimbursement account will be created equal to $0.04 multiplied by the number of shares sold in the IPO (including all shares sold pursuant to the exercise of any over-allotment option granted to the underwriters, assuming a $20.00 share price) (the "Reimbursement Account"). The Reimbursement Account will be used to satisfy:

                  First, the proper organizational and offering costs of the Fund;

                  Next, the proper out of pocket offering costs incurred by Claymore (shall not include any payments Claymore makes or is obligated to make to its sales personnel);

                  Next, the proper out of pocket offering costs incurred by Gabelli (shall not include payments Gabelli makes or is obligated to make to its sales personnel);

                  To the extent there remains a balance in the Reimbursement Account after these payments, such amount will be shared equally between Gabelli and Claymore to the extent of other out of pocket offering costs incurred in connection with the offering and this Agreement (including payments either makes or is obligated to make to its sales personnel), until one of such parties has no additional such costs and then any remaining amount shall be paid to either Gabelli or Claymore, as the case may be, to the extent such party has additional such costs.

         7. The obligations of the parties hereunder shall terminate upon the earlier to occur of (i) the successful completion of an initial public offering of the Fund's common stock,
                  (ii) the decision by Gabelli to abandon, withdraw or terminate the initial public offering or (iii) June 30, 2004. The obligation of Gabelli to pay Claymore pursuant to
                  Section 1 hereof shall survive termination of this Agreement, except if (i) the IPO is abandoned, withdrawn or terminated by Gabelli (subject to the expense reimbursement described in Section 6(a) herein) or (ii) in the opinion of Gabelli, such payments are determined to be prohibited under applicable law or regulatory authority.

         8. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto. This Agreement can not be assigned without the written consent of each party.

         9. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

         10. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed in said state.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



CLAYMORE SECURITIES, INC.                            GABELLI FUNDS LLC



By__________________________________                 By________________________


Solely with respect to Section 6,

THE GABELLI DIVIDEND AND INCOME FUND



By___________________________________